Exhibit 5




                                             February 28, 1997




Southern New England Telecommunications Corporation
227 Church Street
New Haven, Connecticut 06107

Re: Registration Statement on Form S-4 relating to the Acquisition of The Woodbury Telephone Company ("WTC") by Southern New England
     Telecommunications Corporation

Ladies and Gentlemen:

        With reference to the Registration Statement on Form S-4 ("Registration Statement") to be filed by Southern New England Telecommunications Corporation, a Connecticut corporation ("Corporation"), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 700,500 shares of the Corporation's Common Stock, $1.00 par value ("Common Stock"), to be issued in connection with the acquisition of The Woodbury Telephone Company in a merger transaction (the "Merger"), I am of the opinion that:

        1. The Merger has been duly adopted and approved by all necessary corporate action.

        2. The 700,500 shares of Common Stock issuable pursuant to the terms of the Amended and Restated Agreement and Plan of Merger, dated as of December 6, 1996, among WTC, the Corporation and SNET Acquisition Subsidiary, Inc. ("SAS") ("Merger Agreement"), have been duly authorized and reserved for issuance.

        3. When such shares are issued pursuant to the Merger Agreement while the Registration Statement is effective, such shares will be validly issued, fully paid and nonassessable.

        I consent to the use of this opinion in the Registration Statement and in any amendments thereof.

                                             Very truly yours,


                                             /s/ Madelyn M. DeMatteo
                                             Madelyn M. DeMatteo